EXHIBIT 10.1

*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

LUBIPROSTONE EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT

THIS LUBIPROSTONE EXCLUSIVE MANUFACTURING AND SUPPLY AGREEMENT ("Agreement") is made this 1st day of January 2014 (the "Effective Date"), by and between Sucampo AG, a corporation organized and existing under the laws of Switzerland, and having its principal office at Baarerstrasse 22, 6300 Zug, Switzerland ("SAG"), and R-Tech Ueno, Ltd., a corporation organized and existing under the laws of Japan and having its registered office at NBF Hibiya Bldg., 10F, 1-1-7 Uchisaiwaicho, Chiyoda-ku, Tokyo 100-0011, Japan ("RTU") (each referred to herein as a "Party" and collectively as the "Parties").

WHEREAS, the affiliates of SAG have entered into the following manufacturing and supply agreements with RTU for Lubiprostone (also known as RU-0211, SPI-0211, and AMITIZA®): 1) RU--0211 Exclusive Manufacturing And Supply Agreement ("SPE Agreement") dated 24th day of June 2005 between Sucampo Pharma Europe, Ltd. ("SPE") and RTU, 2) Lubiprostone Exclusive Manufacturing And Supply Agreement ("SPL Agreement") dated 23th day of February 2009 between Sucampo Pharma, Ltd. ("SPL") and RTU, 3)

RU-0211 Exclusive Manufacturing And Supply Agreement ("SPA Agreement") dated 23rd day of June 2004 between Sucampo Pharmaceuticals, Inc., now known as Sucampo Pharma Americas, LLC, (hereinafter, "SPA") and RTU, 4) Supply Agreement ("Supply Agreement") dated October 29, 2004 among Takeda Pharmaceutical Company Limited ("Takeda"), SPA and RTU, and 5) Supply and Purchase Agreement dated January 25, 2006, by and among SPA, Takeda and RTU ("Takeda RTU SPA Agreement");

WHEREAS, SAG is the Switzerland based subsidiary of Sucampo Pharmaceuticals, Inc. and has obtained and licensed rights to certain patents, patent applications and know-how, and certain data related to Lubiprostone, and has developed the Product and seeks a supply source for Drug Substance and Drug Product (defined below) for SAG clinical evaluation and commercial sale in the SAG Territory (defined below);

WHEREAS, the SPA Agreement, SPE Agreement and SPL Agreement have been assigned to SAG on September 22, 2011;

WHEREAS, the Parties intend that the SPA Agreement, SPE Agreement and SPL Agreement (except that the SPL Agreement will not be superseded as it applies to Japan) will be superseded by this Agreement and do not intend to affect any of the provisions of the SPL Agreement (as it applies to Japan), the Supply Agreement and Takeda RTU SPA Agreement;

WHEREAS, RTU has continued to demonstrate expertise in the manufacture of drug substances and drugs for preclinical, clinical and commercial use and has in the past supplied to SAG and its affiliates Lubiprostone for preclinical and clinical development as well as commercial sale, and as such RTU has developed a substantial level of expertise in the manufacture of Drug Substance and Drug Product;

WHEREAS, RTU desires to be the exclusive global clinical and commercial supplier of Drug Substance and Drug Product to SAG and its affiliates; and

WHEREAS, SAG seeks to have RTU supply Drug Substance and Drug Product as further defined herein for use in SAG clinical development and for commercial sale in the SAG Territory and desires to have RTU be SAG's exclusive supplier of Drug Substance and Drug Product.

NOW, THEREFORE, in consideration of the mutual promises herein, the Parties agree as follows:

ARTICLE 1.  DEFINITIONS

Article 1.1. "Additional Formulation" means any and all formulations other than the Initial Formulation.

Article 1.2. "Additional Materials" means all raw materials, resins, chemical intermediates, components, excipients, and other ingredients and packaging materials and supplies, needed to manufacture the Drug Substance and Drug Product for use in SAG Territory, including costs for relevant in-bound freight.

Article 1.3. "API" means Lubiprostone.

Article 1.4. "Applicable Law" means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, or requirements of Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity hereunder.

Article 1.5. "Authorized Generic" means a drug product, which includes a drug substance identical to the Drug Substance, approved by a Regulatory Authority for SAG to manufacture but for the third company to market, sell, or distribute such drug product with either labeling, packaging, product code, labeler code, trade name, or trade mark that differs from SAG's Drug Product.

Article 1.6. "Bulk Capsule" means capsules in a bulk bottle that can be transferred to a commercial supply bottle or blister format.

Article 1.7. "Certificate of Analysis" means a certificate provided by RTU to SAG with each shipment of the Drug Substance and the Drug Product, which sets forth:  (a) the results of any quality assurance testing; and (b) the manufacturing date.

Article 1.8. "Clinical Supply" means cGMP compliant Drug Product specifically produced and packaged for clinical studies for indications that are the subject of Regulatory Filings within the SAG Territory.

Article 1.9. "Commercial Product" means Drug Product specifically produced and packaged for commercial use and sale for indications with Regulatory Approval within the SAG Territory in final labeling and packaging as approved incident to the NDA.

Article 1.10. "Confidential Information" means all information, whether in tangible form or not, provided by either Party to the other, including but not limited to:  financial information, including but not limited to current and projected financials and funding needs; information on research and development compounds, products, and processes; trade secrets; technical know-how; formulas; studies; regulatory submissions and records; research data and information; sales and marketing information (including, without limitation, customer lists); inventions; patent information and all other information pertaining to a Party's intellectual property in any form (including but not limited to information provided orally, electronically, or in writing).  It shall further include the existence and nature and terms of this Agreement, and any and all attachments or exhibits thereto.

Article 1.11. "Drug Substance" means the Lubiprostone active ingredient, prior to formulation as a final drug product.

Article 1.12. "Drug Product" means a finally formulated Lubiprostone drug product ready as Clinical Supply or Commercial Product, as appropriate.

Article 1.13. "Good Manufacturing Practices" or "GMP" means quality systems and the current good manufacturing practices applicable to the manufacture, labeling, packaging, handling, storage, and transport of active pharmaceutical ingredients, bulk dosage forms and packaged dosage forms, as set forth in 21 USC 351(a)(2)(B) and 21 CFR Parts 210 and 211 or any successor provisions, Pharmaceutical Affairs Law and its related Ordinances including the Ministry of Health, Labour and Welfare of Japan ("MHLW") Ordinance No. 179, December 24, 2004, any update thereto, and any other laws, regulations, policies, or guidelines applicable to the manufacture, labeling, packaging, handling, storage, and transport of pharmaceutical products in the Territory, and/or any applicable foreign equivalents thereof, and any updates of any of the foregoing .

Article 1.14. "Initial Formulation" shall mean the oral formulation of Drug Product in soft gelatin capsules as of the Effective Date.

Article 1.15. "Latent Defect" means Drug Substance or Drug Product not conforming to RTU's obligation for Drug Product pursuant to Article 2.1 and pursuant to batch testing and release such that the related non-conformance of Drug Substance or Drug Product is not readily discoverable based on SAG's or SAG designee's normal incoming-goods inspections, as the case may be.

Article 1.16. "Lubiprostone" means the compound known as RU-0211, SPL-0211, or SPI-0211 or Lubiprostone as described in more detail in Appendix A.

Article 1.17. "NDA" refers to a New Drug Application, as defined under Applicable Law and applicable regulations promulgated thereunder, or other appropriate marketing authorization, or any counterpart application or marketing authorization in any country of the SAG Territory.

Article 1.18. "Order" means, with respect to clinical or commercial supply of Drug Product, a written communication from SAG to RTU of SAG's need for a particular supply period, issued in accordance with Articles 2.4, 2.5, 2.6 and 3.

Article 1.19. "Person" means any individual, trust (or any of its beneficiaries), estate, partnership, limited partnership, association, limited liability company, corporation, any other enterprise engaged in the conduct of business or operating as a non-profit entity, however formed or wherever organized, or any governmental body, agency or unit.

Article 1.20. "Pre-mix" means […***…].

Article 1.21. "Product Defect" means Drug Product not conforming to RTU's obligations for Drug Product pursuant to Article 2.1 and pursuant to batch testing and release and includes a Latent Defect.

Article 1.22. "Regulatory Approval" means any and all approvals, licenses (including product and establishment licenses), registrations, or authorizations of any Regulatory Authority necessary to develop, manufacture, commercialize, promote, distribute, transport, store, use, sell or market the Drug Substance or Drug Product for use in the SAG Territory.

Article 1.23. "Regulatory Authority" means any national, supra-national, regional, federal, state, provincial or local regulatory agency, department, bureau, commission, council or other governmental entity regulating or otherwise exercising authority over the distribution, importation, exportation, manufacture, use, storage, transport, clinical testing or sale of the Drug Substance or Drug Product.

Article 1.24. "Regulatory Filings" means, with respect to the Product in the Territory, all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contract reports relating to any communications with any Regulatory Authority) and all supporting documents, and all data contained in any of the foregoing.

Article 1.25. "SKU(s)" means Stock Keeping Unit(s) in different product formats used as the smallest unit of measure to identify manufacturing and distribution of the Drug Product.

Article 1.26. "Specifications" mean the manufacturing, formulation, quality control, packaging, labeling, shipping and storage specifications as separately set out for Drug Substance and Drug Product in Appendix B and as updated from time to time on mutual agreement in writing by the Parties.

Article 1.27. "SAG Territory" means all of the countries that are located in North, Central and South America, including the Caribbean, and their territories and possessions; all of the countries located in Japan, Asia and Oceania, and their territories and possessions; and all of the countries located in EU, Middle East, Africa, and their territories and possessions; except Japan, United States and Canada so long as the SPL Agreement and the Supply Agreement respectively, have not been terminated.

Article 1.28. "Term" means the definition set forth in Article 11.1.

Article 1.29. "Third Parties" means any Person other than SAG and RTU and their respective affiliates and subsidiaries.

*Confidential Treatment Requested

ARTICLE 2.  GENERAL TERMS OF MANUFACTURING AND SUPPLY

Article 2.1. Supply Agreements.  The Parties intend that the SPA Agreement, SPE Agreement and SPL Agreement, except that the SPL Agreement shall not be superseded as it applies to Japan, have no further effect and shall be superseded by this Agreement.

Article 2.2. Supply.  Subject to the terms of this Agreement, and to the terms and conditions of agreements related to development and commercialization of Drug Substance and Drug Product with Third Parties, RTU agrees to manufacture and supply the Drug Substance and the Drug Product to SAG in accordance with the Specifications and in the Initial Formulation and SAG agrees to purchase said Drug Substance and Drug Product in the Initial Formulation in all such quantities as required by SAG for SAG's clinical and commercial purposes.  All such Drug Substance and Drug Product manufactured or supplied by RTU in accordance with this Agreement shall:
(a)	be manufactured in accordance and in compliance with Applicable Law, including GMP;
(b)	be manufactured in accordance with the applicable Regulatory Filings and Regulatory Approvals;
(c)	upon delivery, not be adulterated or misbranded as defined by Applicable Law;
(d)	upon delivery, have a minimal shelf life of the longer of […***…] ([…***…]) months or […***…] percent ([…***…]%) of the shelf life registered in the underlying Regulatory Approval;
(e)	be free from defects in materials and workmanship; and
(f)	be in compliance with all Specifications for the Drug Substance and Drug Product.

Article 2.3. Cost to Produce.  RTU, at its sole expense, will provide all labor, utilities, equipment, personnel, facilities, raw materials and components necessary for manufacturing, development and implementation of all appropriate quality control measures, shipping, and storage of the Drug Substance and the Drug Product in compliance with the Specifications and the warranties contained in Article 9 and the Regulatory and Legal requirements of Article 7.  RTU shall also be responsible for all process development and scale-up.  SAG, at its sole expense, will provide all resources necessary to ship, store, and otherwise handle such Drug Substance and Drug Product in a manner necessary to meet applicable Regulatory and Applicable Law requirements, after delivery of the Drug Substance and the Drug Product to SAG as described in Article 2.9.  RTU shall purchase all Additional Materials (as referred to in the relevant Regulatory Approvals) which are needed for the manufacture of the Drug Substance and Drug Products as per the current regulatory files, under its own liability and costs.  If RTU wishes to change suppliers, such change shall be subject to SAG's prior written approval, such approval not to be unreasonably withheld, conditioned or delayed and RTU shall bear the costs of such change including any regulatory fees required for any Regulatory Filings by RTU or SAG

*Confidential Treatment Requested

Article 2.4. Quality Assurance.  RTU, at its sole expense, will perform all testing for compliance with the Specifications and the applicable GMPs and will supply a chemical Certificate of Analysis with each batch of Drug Substance and Drug Product and any other documentation required by Applicable Law requirements.  Complete copies of all test results and/or assays will be submitted to SAG promptly following any reasonable request therefor during the Term.  RTU shall make available their facilities and relevant records for inspection by the appropriate government authorities, SAG or SAG's agents for regulatory or quality assurance purposes upon reasonable notice and at reasonable times during normal business hours; provided, however, that the inspection by SAG or its agents hereunder shall be within the scope of inspection that is allowed under the relevant statutes and regulations.

Article 2.5. Clinical Supply; Order.  During the Term of this Agreement, SAG shall grant RTU the exclusive right to manufacture and supply Drug Substance and Drug Product to SAG for Clinical Supply.  During the Term of this Agreement, RTU and SAG shall from time to time confer and agree on SAG's Clinical Supply needs for SAG's ongoing clinical development program.  SAG shall inform RTU of its final requirements in advance of needing Clinical Supply in such timing as RTU shall reasonably need to duly perform its obligations hereunder, which shall constitute SAG's Order to RTU and which, subject to the terms and conditions of this Agreement, RTU agrees to supply.

Article 2.6. Commercial Supply; Exclusivity; Forecasting; Order.  During the Term of this Agreement, SAG shall grant RTU the exclusive right to manufacture and supply Drug Substance and Drug Product to SAG for commercial purposes subject to appropriate marketing authorization in any country of the SAG Territory in respect of the Drug Substance and Drug Product and subject to Article 2.14.  Commencing from the date of filing of the first NDA for a particular Drug Product after the Effective Date, SAG shall provide RTU in writing a 12 month forecast of its requirements for Drug Product which forecast will be updated quarterly until SAG's first commercial sale.  Thereafter, SAG shall provide RTU a forecast in accordance with the following:

(a)
No later than the last business day of each calendar quarter during the Term, SAG will provide RTU with an updated twenty-four (24) month rolling forecast of the Commercial Product to be manufactured and supplied by RTU (each a "Rolling Forecast") for the twenty-four (24) month period commencing at the beginning of the following month with the first six (6) months considered an Order.  Each Rolling Forecast will be broken down for each month of such period into the quantity (by SKU, packaging and size of Commercial Product) and shipping dates.  The five (5) months of each Rolling Forecast will restate the balance of the purchase order period of the prior Rolling Forecast, and the fifth month of the Rolling Forecast will constitute the new Order for which SAG will be obligated to purchase and take delivery of the Commercial Product.

(b)
Except as set forth herein, all months of the Rolling Forecast other than the first six (6) months will set forth SAG's best estimate of its requirements for the supply of Commercial Product, and the Rolling Forecast for the months seven (7) through twenty-four (24) of each Rolling Forecast will not be binding.

(c)
The Rolling Forecast for the months seven (7) through twenty-four (24) of each Rolling Forecast shall not increase or decrease, in aggregate by more than […***…] percent ([…***…]%) on a month-to-month basis.

(d)	Increases or decreases in the Rolling Forecast beyond those set out in Article 2.6(c) may be accepted by RTU at its discretion.

*Confidential Treatment Requested

With regard to supply for validation required for Regulatory Filings, the batch size and cost will be separately negotiated by SAG and RTU.

Article 2.7. Promotional Sample Supply.  During the Term of this Agreement, RTU and SAG shall from time to time confer and agree on SAG's Commercial Product supply needs for promotional purpose.  SAG shall inform RTU of its final requirements in advance of needing promotional sample in such timing as RTU shall reasonably need to duly perform its obligations hereunder, which shall constitute SAG's Order to RTU and which, subject to the terms and conditions of this Agreement, RTU agrees to supply.

Article 2.8. Placement and Acceptance of an Order.
(a)
Placement.  All purchases of Clinical Supply or Commercial Products shall be pursuant to written Orders consistent with Article 2.6(a), which shall be placed by SAG and/or its distributors at least sixty (60) days prior to the date of which Clinical Supply or Commercial Products shall be delivered to SAG or the applicable distributor.  Each such purchase order will be in agreement with the purchase order period of the most recent Rolling Forecast.  If an Order for any month is not submitted by the above deadline, SAG will be deemed to have submitted an Order in that month for the amount of Clinical Supply or Commercial Product set forth in the most recent Rolling Forecast for such month.  Each Order hereunder shall specify the desired quantities of each of the Clinical Supply or Commercial Products, in finished forms and samples, and the delivery dates therefore.

(b)
Rejection.  RTU shall have ten (10) Business Days from receipt of an Order from SAG to reject or propose to modify an Order.  RTU may only reject an Order that (a) lists products that are not covered by this Agreement, or (b) that is in excess of the amount permitted by Article 2.6 and Article 2.8(a).

Article 2.9. Delivery; Risk of Loss.  The Drug Substance and Drug Products hereunder shall be delivered per SAG specifications for the relevant Drug Product on or up to three (3) days before the delivery date specified in the order accepted by RTU, subject to the release of the relevant Drug Substance or Drug Products as per Article 2.4.  Any Drug Substance and Drug Product supplied hereunder to SAG shall be shipped from RTU's manufacturing facility or its contract manufacturer and delivered to a common carrier to be transported for importation into the SAG Territory.  The identity of the common carrier and the port of entry shall be mutually determined by the Parties in writing.  SAG or a designated Third Party shall bear the costs for transport of the Drug Substance or Drug Product from the port of entry and will be invoiced directly by the carrier.  The quantity of each Drug Substance or Drug Product actually delivered by RTU with respect to each accepted Order shall not exceed a range of […***…] percent ([…***…]%) up to […***…] percent ([…***…]%) of the quantity of the relevant Drug Substance or Drug Product specified in the Order, unless agreed differently by SAG or its designated Third Party.  Delivery documents shall include Order, quantity, copy of the Certificate of Analysis, items codes and description, lot number, expiry date of Drug Substance or Drug Products, number of shippers, weight, and number of pallets.  Title and risk of loss shall pass to SAG at the time the goods are delivered to SAG or its designee, and SAG shall assume all responsibility for and costs associated with the goods upon such delivery.

*Confidential Treatment Requested

Article 2.10. Inventory; Reports.  On a monthly basis, RTU shall provide SAG with a report detailing present inventory of Drug Substance and Drug Product, along with RTU's schedule for production for the succeeding three months.  In the event that Drug Substance or Drug Product available to SAG is in short supply, RTU shall notify SAG of such shortage as soon as possible.  In the event there is a short supply of Drug Substance or Drug Product and RTU cannot supply Drug Substance or Drug Product to SAG in an amount equal to SAG's firm order, then RTU (i) shall indemnify SAG for any loss, including but not limited to loss of profit, arising from such shortage of Drug Substance or Drug Product and (ii) shall allocate available Drug Substance or Drug Product to SAG in each month that such a shortfall exists (and in each month thereafter until the shortfall to SAG is remedied) in an amount equal to the Drug Substance or Drug Product of (a) the amount of available Drug Substance or Drug Product for that month, and (b) a fraction the numerator of which is (i) the aggregate of firm orders made by SAG over the subsequent twenty-four (24) month period including the shortfall month and the denominator of which is (ii) the sum of (x) the aggregate quantity of firm orders made by SAG over the subsequent twenty-four (24) month period including the shortfall months and (y) the aggregate quantity of Drug Substance or Drug Product over the same twenty-four (24) month period required by other licensees outside the SAG Territory by reference to firm orders placed with RTU for such licensees' requirements outside the SAG Territory.

Article 2.11. Non-Exclusivity.  Nothing in this Agreement shall prohibit RTU, either clinically or commercially, from manufacturing or supplying, either on its behalf or for any third party, drug products containing the Drug Substance, or drug products containing different active ingredients which require the same reagents as the production of Lubiprostone, either in the SAG Territory or in other parts of the world; provided, however, that RTU shall be prohibited from supplying the Drug Substance or the Drug Products in the SAG Territory or to those that induce or facilitate sale in the SAG Territory of the Drug Substance or the Drug Products by any party other than SAG.

Article 2.12. Performance Issue.  If either Party becomes aware of any issue that may materially impact RTU's ability to fulfill its obligations under this Agreement, it shall immediately notify the other Party and both Parties shall confer in good faith in order to address such issue.

Article 2.13. Manufacturing Changes.  Upon consultation with SAG, RTU assumes any and all responsibility to make changes to the manufacturing processes, test methods, etc. for the manufacture of Additional Materials, Drug Substance and Drug Products at the manufacturing location, not specific to the Drug Substance and Drug Product, and will solely bear all expenses related thereto.  For changes that are not required by a Regulatory Authority, including but not limited to reformulations of the Drug Substance or Drug Product, addition of new strengths to the Drug Product, new presentations and formats of the Product that negatively impacts SAG's commercialization of the Product, then RTU shall indemnify SAG or its designee for any loss, including but not limited to loss of profit, arising from such change.

Article 2.14. Back-up Supplier.  Notwithstanding Article 2.2, SAG may elect to qualify a back-up supplier ("Back-Up Supplier") reasonably acceptable to RTU for any Authorized Generic, Additional Formulation or the supply of Drug Substance and Drug Product which acceptance shall not be unreasonably withheld, conditioned or delayed in the event that RTU is unable, or determines that it will be unable, to produce Drug Substance or Drug Product in accordance with SAG's Orders or Specifications, Authorized Generic or Additional Formulation.  For such purpose, RTU shall grant to such Back-Up Supplier a non-exclusive, royalty-free, license under the patent rights and know-how owned by RTU to manufacture Drug Substance and Drug Product, Authorized Generic or Additional Formulation solely as the Back-Up Supplier pursuant to the terms of this Agreement.  Further, RTU shall promptly provide, at such times and locations as may reasonably be requested by SAG, and at SAG's expense at reasonable consulting rates, cooperation to enable the Back-Up Supplier to establish such manufacturing capability.  Notwithstanding anything to the contrary in this Agreement, if RTU recovers the ability to produce Drug Substance and Drug Product in accordance with SAG's Orders or Specifications, Authorized Generic or Additional Formulation and at the same terms as the Back-Up Supplier, RTU shall promptly notify SAG and SAG shall cause the Back-Up Supplier to cease manufacturing and supplying Drug Substance and Drug Product, Authorized Generic or Additional Formulation within thirty (30) business days, and SAG shall not purchase from the Back-Up Supplier after such thirtieth business day any Drug Substance or Drug Product, Authorized Generic or Additional Formulation.  RTU shall indemnify SAG or its designee for any loss, including but not limited to loss of profit, arising from SAG's cancellation of the supply from the Back-Up Supplier.

Article 2.15. Maintenance of Inventory.  In furtherance of Article 2.10, RTU agrees to maintain at least a six (6) month inventory of Drug Substance and at least a six (6) month inventory of Bulk Capsule.  RTU shall ensure the inventory of Drug Product has an expiration date of at least twenty-four (24) months at all times; provided however, that if the shelf life approved by the FDA is less than thirty-six (36) months, the shelf life shall be such period minus ten (10) months, but in no event less than fourteen (14) months.

ARTICLE 3.  ADDITIONAL SERVICES

Article 3.1. Laboratory and Regulatory Consulting.  From time-to-time, under this Agreement, SAG may request performance of "Additional Services" by RTU, which may include without limitation (i) the formulation and/or process development of Drug Substance and/or Drug Product, or (ii) regulatory consulting in connection with RTU's supply of such Drug Substance and/or Drug Product.  The resulting work products of Additional Services shall be defined as "Deliverables".

Article 3.2. Placement and Acceptance of an Order for Additional Services.
(a)	Placement. SAG shall place an Order for Additional Services at least thirty (30) days prior to the date of which Deliverable shall be due to SAG.
(b)
Acceptance.  RTU shall have ten (10) Business Days from receipt of an Order for Additional Services from SAG to reject or propose to modify such Order.  If such Order is not rejected it shall be deemed accepted and RTU shall, subject to the terms and conditions of this Agreement, be obligated to supply it by its terms.

Article 3.3. Performance of Additional Services.  RTU shall perform Additional Services in accordance with the terms of this Agreement, the Order, and all Applicable Laws.  RTU shall provide, at its own expense, a place of work and all equipment, tools, and other materials necessary to complete the Order.  In performing the Additional Services, RTU shall not utilize the intellectual property of a third party or incorporate know-how owned by any third party without first obtaining SAG's prior written approval.  RTU shall not initiate any Additional Services prior to execution of the applicable Order by the Parties.

Article 3.4. Change Proposals.  Upon receipt of proposal from SAG to change the terms of an Order for Additional Services (a "Change Proposal"), RTU shall promptly provide (i) any information requested in such proposal, and (ii) its written acceptance or rejection of the proposal.  RTU may not reject any Change Proposal that does not materially shorten the delivery or performance schedule or materially alter the Additional Services or Deliverables, and may not unreasonably reject any other Change Proposal.  The Order shall be revised accordingly and authorized by the Parties involved, including any change in fees and costs caused by or resulting from such Change Proposal.

Article 3.5. Acceptance of Additional Services and/or Deliverables.  SAG shall have the right to inspect RTU's progress of the Additional Services or preparation of Deliverables in accordance with a schedule set forth in the applicable Order.  SAG shall have the right to accept or reject the Service and/or Deliverable, or any portion thereof, in writing, within five (5) Business Days from the date of such inspection or the receipt of the Services and/or Deliverables at the conclusion of the Additional Services, as the case may be.  Such acceptance or rejection shall be consistent with the criteria set forth in the Order.  If SAG does not reject in writing within five (5) Business Days, the Additional Service and /or Deliverable shall be considered accepted by SAG.  Within five (5) Business Days, SAG shall clearly state in writing the reasons for any rejection, and within five (5) Business Days of receipt of rejection, RTU shall present a corrective plan of action to SAG.  Upon approval by SAG, RTU, at no additional cost to SAG, shall make corrections, and where applicable RTU shall resubmit the corrected Additional Service or Deliverable to SAG.

ARTICLE 4.  PRICING AND PAYMENT

Article 4.1. Clinical Supply Price.  In consideration for RTU's supply of Drug Product for Clinical Supply, SAG shall pay such amount as set forth in Article 4.3 if there is Commercial Product available and can be produced and packaged for Clinical Supply; otherwise, the price for Clinical Supply shall be separately agreed upon between the Parties taking into account that production cost for Clinical Supply will inevitably be higher than otherwise.  Notwithstanding the foregoing, purchase price for placebo shall be […***…].

Article 4.2. Promotional Supply Price.  The Promotional samples described in Article 2.6 shall be supplied at prices set forth in Article 4.1.

Article 4.3. Commercial Cost of Goods.  In consideration for RTU's supply of Commercial Product hereunder,
(a)	SAG shall pay […***…] JPY/capsule including […***…] for […***…] count bottles.
(b)	In the event, reimbursement price in any country in the SAG Territory is less than or equal to $[…***…]/day, the following prices shall apply to an Order for supply to that country:

*Confidential Treatment Requested

Production Stage	Price
[…***…]	¥[…***…]
[…***…]	¥[…***…]
[…***…]	¥[…***…]

In the event the Commercial Cost of Goods falls under the price set forth in Article 4.3(b), SAG agrees to the following terms and conditions:  1) the minimum batch shall be the equivalent of […***…] capsules, 2) shipping terms for delivery shall be FOB shipping point or FCA shipping point, and 3) in the event the container that contained the […***…] is not returned to RTU, SAG shall pay RTU the replacement cost of such container.  Notwithstanding the terms above, in the event of significant economic changes, including those with regards to the price of Lubiprostone, the Parties shall meet and discuss in good faith about modifications to the Commercial Cost of Goods in accordance with Article 13.1 below.

Article 4.4. Formulation Other Than Initial Formulation.  Notwithstanding anything to the contrary contained in this Article 4, the Parties shall meet and discuss in good faith the Clinical Supply Price and the Commercial Supply Price for any and all formulations other than the Initial Formulation and matching placebo in accordance with Article 13.1 below.  In the event the Parties cannot agree upon the Clinical Supply Price and the Commercial Supply Price for the Additional Formulation, SAG may use a qualified Back-Up Supplier for the manufacture of the Additional Formulation in accordance with Article 2.14.

Article 4.5. Terms of Payment.  Any payments due hereunder shall be made within […***…] ([…***…]) days of receipt of an invoice.  Payment may be made by wire transfer or other suitable means agreed upon by the Parties.

Article 4.6. Shipping Terms.  All payments for Drug Substance and Drug Product supplied hereunder are inclusive of all cost, insurance and freight (CIF) necessary for delivery to SAG as described in Article 2.8 and title and risk of loss shall pass to SAG upon delivery to SAG or its designee .

Article 4.7. Non-conforming Shipments.  SAG or its designee will have a period of thirty (30) business days from the date of its receipt of a shipment of Drug Product to inspect and reject such shipment for non-conformance with the obligations under this Article 4.7 and the obligations of RTU pursuant to Article 2.2 including the Specifications based on SAG's normal incoming-goods inspections procedures, by providing RTU with written notice of rejection for any Product Defect within such period of thirty (30) business days together with samples of the non-conforming Drug Products in the relevant shipment for testing.  In the case of Product with Latent Defects, SAG or its designee will promptly, and in no event more than thirty (30) business days of SAG knowing of any such Latent Defect, notify RTU of such Latent Defect; provided however, that any Latent Defect must be notified no later than one (1) month following the expiry date of the applicable Drug Product, together with samples of the non-conforming Drug Products in the relevant shipment for testing.  If RTU determines that such shipment did conform to the warranties of RTU for Drug Product pursuant to Article 2.2 including the Specifications and did conform to documented batch testing and release, the Parties will submit samples of such shipment to a mutually acceptable independent laboratory

*Confidential Treatment Requested

for testing.  If such independent laboratory determines that the shipment conformed to the obligations of RTU for Drug Product pursuant to Article 2.2 including the Specifications and conformed to batch testing and release and was not affected by a Product or Latent Defect, SAG or its designee will bear all expenses of shipping and testing by such independent laboratory of such shipment samples.  If RTU or such independent laboratory confirms that such shipment did not meet the obligations of RTU for Drug Product pursuant to Article 2.2 including the Specifications and did not conform to documented batch testing and release, RTU will, as soon as practicable, give SAG or its designee a credit for any amount paid with respect to that portion of the Drug Product which does not conform and will bear all of SAG's expenses of returning such Drug Product to RTU or its nominee.  RTU or SAG, as directed by RTU, will dispose of any non-conforming portion of any shipment, at RTU's expense.  The costs of the activities of any such independent laboratory will be borne by the Party in error.

ARTICLE 5.  CONFIDENTIALITY

Article 5.1. General Obligation.  In order that each Party may provide appropriate products and services, each has, and will continue to provide the other with, certain Confidential Information prepared by or on behalf of and belonging to the "Disclosing Party." The "Receiving Party" shall maintain Confidential Information in confidence and shall not, without Disclosing Party's written authorization, disclose to any Person any Confidential Information.  Receiving Party shall not use Confidential Information for any purpose except for the purposes delineated in this Agreement and for the Disclosing Party's benefit.

Article 5.2. Exceptions.  Article 5.1 shall not apply to any information (1) that was in Receiving Party's possession prior to receipt from Disclosing Party, (2) that was in the public domain at the time of receipt from Disclosing Party, (3) that becomes part of the public domain without breach of any obligation of confidentiality to Disclosing Party, (4) that is lawfully received by Receiving Party from a third party independent of Disclosing Party that has no obligation of confidentiality to Disclosing Party, or (5) that is required by law to be disclosed.

Article 5.3. Notice; Return of Confidential Information.  Receiving Party shall provide immediate notice to Disclosing Party of any request or demand for Disclosing Party's Confidential Information, or any request or demand for information pertaining to the subject matter of this Agreement.  Upon written request, Receiving Party shall promptly provide to Disclosing Party all Confidential Information provided to Receiving Party or prepared by Receiving Party on Disclosing Party's behalf in connection with this agreement.

Article 5.4. Irreparable Harm.  The Parties mutually acknowledge and agree that Confidential Information disclosed under this Agreement is valuable principally because of its confidential nature, and so any improper disclosure of Confidential Information will represent irreparable harm that cannot be adequately compensated monetarily.

Article 5.5. Term.  This Article 5 confidentiality provision in all events shall remain in effect for ten (10) years following any disclosure made hereunder.  Notwithstanding the foregoing, however, any trade secret disclosed to either Party, shall be held in strict confidence in perpetuity or until said trade secret is publicly disclosed through no fault of the receiving Party.

ARTICLE 6.  INTELLECTUAL PROPERTY

Article 6.1. Ownership.

(a)
Prior to each Order placed hereunder, and in compliance with any existing agreements between the Parties as of the date of each Order, each Party shall retain all right, title and interest in its intellectual property, including without limitation information, improvements, developments, inventions, patents, trade secrets and know-how, and Confidential Information ("Intellectual Property").

(b)
RTU shall retain sole rights to any data processes, software (including codes), technology, means and know-how developed by RTU which relate solely to manufacture and supply processes and its refinement/improvement and which do not utilize SAG's Intellectual Property.

(c)
SAG shall retain sole rights to any know-how developed for SAG in (i) the production of Drug Substance and Drug Product and/or (ii) Additional Services and/or Deliverables, which are prepared or submitted to SAG by RTU under this Agreement.

(d)
RTU will disclose to SAG (in accordance with Article 13.7 (Notices) hereunder) within ten (10) business days of occurrence, any and all inventions, discoveries and/or improvements utilizing SAG Intellectual Property ("Inventions").  Ownership of such Inventions shall be negotiated by the Parties in good faith in compliance with each Party's Intellectual Property obligations to any third party at the time of Invention.

Article 6.2. Grant of Limited License.  Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a non-exclusive, non-transferable license to the extent, and only to the extent, necessary to perform this Agreement.  All rights and licenses not granted herein are reserved to each Party, and no other rights or licenses are granted or will be deemed to be granted to the other Party (whether by implication, estoppel or otherwise).  Without limiting the generality of the foregoing, RTU retains the right to manufacture the Drug Substance and the Drug Product, and to permit third parties to manufacture the Drug Substance and the Drug Product, both in and out of the SAG Territory, subject, however, to the provisions of Article 2.14.

ARTICLE 7.  REGULATORY & LEGAL

Article 7.1. Compliance.  RTU shall at all times remain in substantial compliance, with all applicable laws, regulations and guidelines that apply to the manufacturing and supply contemplated hereunder.

Article 7.2. Records.  RTU shall keep accurate written records in substantial compliance with all Applicable Law that apply to the manufacturing and supply contemplated hereunder.  Such records will be made available to SAG on reasonable request for inspection, to the same extent that they would be available to an appropriate governmental inspector, during normal business hours.  Records shall be maintained for the period of time required by applicable laws or regulations, or if there is no period of time specified by such laws or regulations, for three (3) years following the respective dates of records.

Article 7.3. Authorization of the Manufacturing Facility by Regulatory Authority.  RTU shall be responsible for providing information that may be used in, or referenced by, an application filed by SAG with the applicable Regulatory Authority for purposes of ensuring that the RTU manufacturing facility is authorized to manufacture the Drug Substance and Drug Product to be supplied under this Agreement.  SAG shall have no obligation to purchase any Drug Product from RTU if they are produced in a manufacturing facility that is not, in any material respect, in compliance with all Applicable Law.

Article 7.4. Regulatory Audits; Notice of Audit.  RTU shall make its facilities, records and personnel available to the Regulatory Authority as may be needed for compliance with the applicable laws, rules and regulations enforced by such authority.  RTU shall advise SAG in writing immediately if:
(a)
an agent of any regulatory body having jurisdiction over the manufacture or distribution of the Drug Product makes an inquiry about the Drug Product or visits RTU's manufacturing facility for the Drug Product, and shall specify what, if any, inquiry was made; or

(b)	any Regulatory Authority takes action against RTU on any issue related directly or indirectly to the manufacturing or distribution of the Drug Product.

Article 7.5. Drug Master File.  RTU shall produce and maintain a drug master file for Drug Substance made under this Agreement, which shall contain all information necessary to comply with the applicable Regulatory Authority, and all U.S. Pharmacopoeia standards with respect to the applicable manufacturing processes and Drug Product.

Article 7.6. Import/Export Issues.  RTU shall be responsible for (i) obtaining all governmental permits, consents and approvals which are required in order to export Drug Substance and Drug Product from the country of origin, and (ii) making any required notifications or other filings (whether before or after shipment) which are required in connection with the exportation of Drug Substance and Drug Product from the country of origin.

Article 7.7. Quality Agreements.  The Parties shall negotiate an appropriate quality agreement within three months from the Effective Date to replace the existing quality agreements supporting the SPA Agreement, SPE Agreement and SPL Agreement except that the SPL Agreement will not be superseded as it applies to Japan so long as the SPL Agreement has not been terminated..

ARTICLE 8.  REPRESENTATIONS & WARRANTIES OF SAG

Article 8.1. Organization.  SAG represents and warrants to RTU that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.

Article 8.2. Authority.  SAG represents and warrants that it:  (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

Article 8.3. No Conflicts.  SAG represents and warrants to RTU that it has not and will not during the Term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.

Article 8.4. Insurance.  SAG represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of their responsibilities hereunder.  SAG shall provide RTU with certificates of insurance upon RTU's written request for the same.

Article 8.5. Obligations of Confidentiality.  SAG represents and warrants that any and all employees and other affiliated persons, including subcontractors, who will be involved in performing this Agreement are bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of RTU, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.

ARTICLE 9.  REPRESENTATIONS AND WARRANTEES OF RTU

Article 9.1. Organization.  RTU represents and warrants to SAG that it is a corporation duly organized, validly existing, and, where applicable, in good standing under the laws of the jurisdiction of its incorporation.

Article 9.2. Authority.  RTU represents and warrants that it:  (a) has the right to enter into this Agreement; (b) has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (c) has by all necessary corporate action duly and validly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder.

Article 9.3. No Conflicts.  RTU represents and warrants to SAG that it has not and will not during the Term of this Agreement enter into any agreement which conflicts with or which will result in any breach of, or constitute a default under, any note, security agreement, commitment, contract or other agreement, instrument or undertaking to which it is a party.

Article 9.4. Insurance.  RTU represents that it will at all times maintain commercially reasonable levels of insurance, including general liability insurance, in light of their responsibilities hereunder.  RTU shall provide SAG with certificates of insurance upon SAG's written request for the same.

Article 9.5. Qualified Personnel.  RTU warrants that it will at all times use appropriately qualified personnel, having the appropriate levels of training and skill, to fulfill its obligations arising under this Agreement.

Article 9.6. Regulatory and Legal Compliance.  RTU hereby warrants that its facilities and processes supplied hereunder substantially comply with, or will substantially comply with at all relevant times, all applicable legal and regulatory requirements necessary to fulfill its obligations under this Agreement, including without limitation, securing and maintaining any necessary certificates or permits.

Article 9.7. Obligations of Confidentiality.  RTU represents and warrants that any and all employees and other affiliated persons, including subcontractors, who will be involved in performing this Agreement is bound, or will be bound prior to performing any work, by a proprietary information and technology agreement in favor of SAG, consistent with the obligations of Article 5, pursuant to which such employee or other person is obligated to confidentiality.

Article 9.8. Process and Product Warranties.  RTU warrants and represents that:

(a)
Drug Product sold by RTU to SAG hereunder shall (i) materially comply with the Specifications for Drug Product, and (ii) materially conform with the information shown on the Certificate of Analysis provided for the particular shipment;

(b)
no Drug Product sold by RTU to SAG hereunder shall be adulterated or misbranded within the meaning of the Applicable Law, as amended and in effect at the time of shipment; provided, however, that this paragraph shall not apply to, and RTU shall have no responsibility for, misbranding caused directly by SAG as a result of labels or package texts specified or provided by SAG for the Drug Product; and RTU shall have no responsibility for issues of regulatory and legal compliance that are the responsibility of SAG, including but not limited to (1) maintaining a complete and valid NDA for the product, (2) ensuring that the product specifications are consistent with the NDA, and (3) ensuring that the product is stored and distributed in the SAG Territory in a manner that does not result in its becoming adulterated, misbranded, or otherwise in violation of law.

Article 9.9. Continuity of Supply.  The Parties acknowledge that continuous supply of Drug Substance and Drug Product are of critical importance to the commercial interests of both Parties, and accordingly, RTU shall use commercially reasonable efforts to maintain the continuity of supply, and SAG shall reasonably cooperate with RTU (including but not limited to providing forecasts pursuant to Article 2.5 of this Agreement), so that Drug Substance and Drug Product be supplied continuously during the Term of this Agreement.  RTU shall maintain a safety stock of active Drug Substance equal to six (6) months of forecast demand based on SAG's most recent Rolling Forecast RTU shall maintain a safety stock of Additional Materials to support the Drug Product manufacture and packaging equal to three (3) months of forecast demand based on SAG's most recent Rolling Forecast.

ARTICLE 10.  INDEMNIFICATION

Article 10.1. RTU's Obligation.  RTU shall defend, indemnify and hold SAG, and the respective officers, directors and employees of each, harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to any claim, action or proceeding made or brought against such person by a third party as a result of RTU's negligence, willful misconduct or breach of this Agreement (including, without limitation, RTU's failure to comply with the Specifications, any breach by RTU of the warranties contained in Article 9, or otherwise any breach of the provisions of this Agreement by RTU).  RTU shall have no obligation under this clause to indemnify SAG for claims described in Article 10.2.  For the avoidance of doubt with regard to product liability claims relating to Drug Substance and Drug Product, RTU's indemnification of SAG hereunder shall extend only to matters of drug quality.

Article 10.2. SAG's Obligation.  SAG shall defend, indemnify and hold RTU and the respective officers, directors and employees of each harmless from and against any and all claims, demands, losses, damages, liabilities (including without limitation product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) arising from or relating to any claim, action or proceeding made or brought against such person by a third party as a result of (1) SAG's negligence, willful misconduct or any breach of the terms of this Agreement (including any of its representations and warranties set forth therein), (2) the manufacture and delivery to SAG of Drug Substance and Drug Product done in accordance with the Specifications, warranties and provisions of this Agreement, and/or (3) the investigation, administration, use, sale, marketing, promotion, advertising, storage, distribution, and any other activity with respect to the Drug Substance and the Drug Product that is the responsibility of SAG under this Agreement.  SAG shall have no obligation under this clause to indemnify RTU for claims described in Article 10.1.  For the avoidance of doubt with regard to product liability claims relating to Drug Product, SAG's indemnification of RTU hereunder shall extend only to matters inherent to the Drug Substance.

Article 10.3. Notice; Defense of Claims.  In the event of any claim, action or proceeding for which a person is entitled to indemnity hereunder, the Person seeking indemnity ("Claimant") shall promptly notify the relevant party ("Indemnitor") in reasonable detail in writing the factual basis for such claim, action or proceeding and the amount of the claim; provided, however, that any delay by the Claimant in giving such notice shall not relieve the Indemnitor of its obligations under this Agreement except and only to the extent that the Indemnitor is materially damaged by such delay.  The Indemnitor shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Claimant in its reasonable judgment; provided, however, that any Claimant may, at its own expense, retain separate counsel to participate in such defense.  The Claimant shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand for which it is indemnified without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).  The Indemnitor shall not settle, compromise, discharge or otherwise admit to any liability for any claim or demand on a basis that would adversely affect the future activity or conduct of the Claimant without the prior written consent of the Claimant.

ARTICLE 11. TERM AND TERMINATION

Article 11.1. Term.  This Agreement shall become effective as of the date hereof and remain in full force and effect for ten (10) years from the Effective Date with an automatic renewal for ten (10) years, unless otherwise earlier terminated by mutual written agreementor by the provisions set forth below.

Article 11.2. Termination for Cause.  In addition to any other rights or remedies a Party may have, either Party may terminate this Agreement upon the occurrence of any of the following events of default which is not cured within sixty (60) days after written notice thereof is received by the other Party:

(a)	breach by the other Party of any of its material obligations hereunder; or
(b)
should the other Party become subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment reorganization or liquidation, or make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction.

Article 11.3. Survival of Certain Rights and Obligations.  The obligations under Article 5, Article 6, Article 8, Article 9, Article 10, this Article 11.3 and Article 12 shall survive any expiration or other termination of this Agreement in accordance with their terms.

ARTICLE 12.  DISPUTE RESOLUTION

Article 12.1. Negotiation.  The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim, of any nature or kind, whether in contract, tort or otherwise, that arises out of or relates to this Agreement.  No formal dispute resolution shall be used by either Party unless and until the chief executive officers of each Party shall have attempted to meet in person to achieve such an amicable resolution.

Article 12.2. Arbitration.  Any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Article 12.1 shall be settled by final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") in effect on the Effective Date, as modified by Article 12.3 below.  Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction.  The place of arbitration shall be Paris, France unless another location is agreed upon between the parties and arbitrators.  The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the Parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the ICC.  At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry.

Article 12.3. Special Rules.  Notwithstanding any provision to the contrary in the ICC's Rules of Arbitration, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:
(a)	The arbitrators may not award or assess punitive damages against either Party; and
(b)
Each Party shall bear its own costs and expenses of the arbitration and shall share equally the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing Party.

ARTICLE 13.  MISCELLANEOUS

Article 13.1. Changed Circumstances.  The Parties recognize that the obligations of this Agreement may run for many years in the future.  In the event of any material change in circumstances, the Parties shall meet and confer in good faith in order to try and find a solution that accommodates the interests of both Parties.  RTU acknowledges that SAG will enter into one or more agreements with third parties for the purpose of commercial sale of Lubiprostone in the SAG Territory, and in the event that such third parties raise concerns or place demands on SAG concerning matters pertaining to this Agreement, RTU shall work with SAG to resolve such concerns or demands, including amending this Agreement, as may be commercially appropriate or necessary.  SAG acknowledges that RTU will enter into agreements with third parties for the purpose of procuring various materials necessary for RTU to manufacture and supply Lubiprostone hereunder, and in the event that such third parties raise concerns or place demands on RTU that will result in increase of manufacturing costs, SAG shall work with RTU to resolve such concerns or demands, including amending this Agreement, as may be commercially appropriate or necessary.

Article 13.2. Subcontracting.  RTU may subcontract its obligations hereunder with the consent of SAG, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that RTU shall assume complete responsibility for the acts of its subcontractor and agrees to make SAG whole for any act or omission not in compliance with the provisions of this Agreement of RTU's subcontractor that damages SAG as if the act or omission were RTU's.

Article 13.3. Entire Agreement.  This Agreement, together with the Appendices attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes the Term Sheet and any and all other previous proposals or agreements, oral or written, and all negotiations, conversations or discussions heretofore between the Parties related to the subject matter of this Agreement.

Article 13.4. Independent Contractor; No Agency.  This Agreement shall not be construed to create an employment or agency relationship between the Parties.  This Agreement is not intended to create any agency relationship of any kind; the Parties agree not to contract any obligations in the name of the other or to use each other's credit in conducting any activities under this Agreement.  Each Party is solely responsible for the payroll taxes, workman's compensation insurance, and any other benefits owed to their own employees.

Article 13.5. Assignment.  Upon written approval of the other Party, which approval shall not unreasonably be withheld or delayed, a Party may assign or otherwise transfer its rights and obligations under this Agreement to any successor in interest (by merger, share exchange, combination or consolidation of any type, operation of law, purchase or otherwise), provided that such assignee or successor agrees to be bound by the terms hereof.  Notwithstanding anything contained in this Article, this Agreement shall be assigned from SAG to any entity which acquired, or otherwise succeeded in interest in, all or substantially all of the assets in relation to Lubiprostone, and such entity shall be bound by this Agreement.  For the avoidance of doubt, the Parties acknowledge that SAG is entering into this Agreement on the basis of RTU's special expertise in manufacturing the Drug Substance and Drug Product, and so SAG may withhold their approval of a proposed assignment if the proposed successor does not have reasonably comparable expertise.

Article 13.6. Governing Law.  This Agreement shall be construed in accordance with New York law, excluding its choice of law provisions.

Article 13.7. Notices.  All notices or other communications to a Party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such Party (or, in the case of an entity, to an executive officer of such Party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to SAG:	Sucampo AG
Baarerstrasse 22
6300 Zug
Switzerland
Attention: VP, Operations and Finance
Email:  asmith@sucampo.com

and if to RTU:
R-Tech Ueno, Ltd.
Hibiya Bldg., 10F, 1-1-7 Uchisaiwaicho
Chiyoda-ku, Tokyo 100-0011,
Japan
Attention: Director, Office of the President
Facsimile number: 81-3-3596-8023

Article 13.8. Severability.  If a court of competent jurisdiction holds any provision of this Agreement invalid, the remaining provisions shall nonetheless be enforceable according to their terms.  Further, if any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

Article 13.9. Waiver, Discharge, etc.  This Agreement may not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the Parties by their duly authorized representatives.  The failure of either Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either Party after any such failure to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.  No inspection or acceptance, approval, acquiescence, or payment by SAG with respect to non-conforming Drug Product shall relieve RTU from any portion of its warranty obligations hereunder unless expressly agreed by SAG in writing.

Article 13.10. Titles and Headings; Construction.  The titles and headings to Articles herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

Article 13.11. Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Article 13.12. Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Party and delivered to the other Party.

IN WITNESS WHEREOF, each of the Parties has caused this Exclusive Supply Agreement to be executed in the manner appropriate to each, effective as of the date first above written.

R-TECH UENO, LTD.		SUCAMPO AG

By:		By:
	Yukihiko Mashima, M.D., PhD.		Peter Greenleaf
	President		President

Appendix A
Description of Lubiprostone

Generic name:	lubiprostone
Chemical names:	[…***…]
Code name:	Lubiprostone
CAS No.:	333963-40-9 (bicyclic type) or 136790-76-6 (monocyclic type
Structural Formula:	[…***…]

*Confidential Treatment Requested

A-1

Appendix B
Specifications for Lubiprostone
Drug Product

[…***…]

*Confidential Treatment Requested
B-1